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                                                                    EXHIBIT 99.1


PRESS RELEASE



Release:          Immediate

Contact:          Carolyn Schwartz (investment community)
                  (408) 748-5227

                  Jeffrey Lettes (editorial/media)
                  (408) 563-5161



                 APPLIED MATERIALS COMPLETES RESTRUCTURING PLAN
                         AND ANNOUNCES ONE-TIME CHARGES

         SANTA CLARA, Calif., October 23, 1998 - Applied Materials, Inc., the world's largest supplier of wafer fabrication systems and services to the global semiconductor industry, announced today the completion of the restructuring plan, originally announced on August 25, 1998, which was designed to better align the Company's cost structure with business conditions resulting from the industry downturn. The Company also announced that it will incur one-time charges of approximately $285 million, or $0.56 per share, for its fourth fiscal quarter ending October 25, 1998. As a result of these charges, the Company will, as previously announced, report a net loss for its fourth fiscal quarter when financial results are released on November 17, 1998.

         The one-time charges primarily consist of pre-tax restructuring charges of approximately $50 million for employee severance and benefits from the recently completed reduction in force and $50 million for consolidation of facilities and related fixed assets, as well as a $70 million pre-tax write-down of intangible assets that are deemed to be impaired and a $65 million reserve regarding a doubtful receivable obtained in connection with the settlement of patent litigation with ASM International, N.V.

         The Company's restructuring plan included the recently completed elimination of approximately 2,000 positions, or 15 percent of the Company's global workforce. In addition, plans have been developed, and are underway, to consolidate facilities and certain operations of the Company. These changes will improve efficiency and productivity and will better position the Company for growth. When fully effective, starting in the first fiscal quarter of 1999, these restructuring actions are expected to reduce the Company's cost structure by approximately $40 million per quarter.

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         In addition to the restructuring charges, the one-time charge regarding intangible assets relates to certain technology purchased by the Company which will be written down due to reduced demand resulting from significant changes in business conditions and rapid changes in technology which in combination have decreased the realizable value of this technology.

         The Company will also incur an after-tax charge of approximately $50 million associated with the discontinuance of operations of Applied Komatsu Technology, Inc. (AKT), its 50-50 joint venture with Komatsu Ltd., which supplies fabrication systems used to produce flat panel displays. The AKT charge consists primarily of employee severance and benefit costs relating to job eliminations, facilities and asset write-offs and other charges. As previously announced by the Company and AKT, AKT will offer its existing CVD product line for sale to customers, discontinue sales of PVD and Etch systems, cease development efforts on new and next generation systems and provide support to customers of existing systems.

         This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, the success of the Company's restructuring actions, the length and severity of the industry downturn, and the success and timely development of new markets, products, processes and services. The Company assumes no obligation to update the information in this press release.


         Applied Materials, Inc. is a Fortune 500 global company and the world's largest supplier of wafer fabrication systems and services to the global semiconductor industry. Applied Materials is traded on the Nasdaq National Market under the symbol, "AMAT". Applied Materials' website is http://www.appliedmaterials.com.

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